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                                                             Exhibit 10.5

                        SYNOPSIS OF COMPUTER SERVICE CONTRACT


Agreement dated December 12, 1996 (The Agreement) between FISERV SOLUTIONS, INC. a Wisconsin corporation d/b/a as Fiserv CIR ("Fiserv") and First National Bancorp, Inc. a bank holding company. ("Client").

Fiserv and Client hereby agree as follows:

   1. TERM: The initial term of this Agreement shall be five (5) years and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for a renewal term of one (1) year. This Agreement shall commence on the earliest day the Fiserv Services are first used by Client.

   2. SERVICES: Fiserv, itself and through its affiliates, agrees to provide Client, and client agrees to obtain from Fiserv the services and products in the Exhibits listed below:

       Exhibit A - Account Processing Services
       Exhibit E - Equipment
       Exhibit F - Software Products

       The Exhibits set forth specific terms and conditions applicable to the Service and/or Products and where applicable, the Fiserv affiliate performing the Services and/or Products.

         (a) Conversion Services: Fiserv will convert existing applicable Client data files to the Fiserv Services.
         (b) Training Services: Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv, deems necessary to enable Client personnel to become familiar with Fiserv Services.
         (c) Network Support Services: At Clients request, Fiserv shall provide Network support Services consisting of communication line monitoring and diagnostic equipment and support personnel to discover, diagnose and report line problems to the appropriate telephone company.

   3. FEES FOR FISERV SERVICES: General: Client agrees to pay Fiserv the fees for the Fiserv Services specified in the Exhibits. Fees for Fiserv Services may be increased from time to time as set forth in the applicable Exhibit. The estimated monthly fee is $85,943.

         (a) Additional Charges: Fees for pass through expenses such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods and services obtained by Fiserv on the Client's behalf shall be billed to Client at cost plus the applicable Fiserv service fee.
         (b) Payment Terms: Fees for Fiserv Services are due and payable monthly upon receipt of invoice. Such invoice will contain:
                i)   Estimated fees for the following month services
                ii) Estimated out of pocket charges for the following month payable by Fiserv for the Client.
                iii) Estimated sales or other taxes thereon.

   4. TERMINATION: Either party may terminate this Agreement in the event of a material breach by the other party not cured within ninety (90) days-following written notice stating, with reasonable detail the nature of the claimed breach. If arbitration is required to solve any disputes between parties, the proceedings to resolve the disputes will be held in the State of Illinois.